EXHIBIT (21)

THE ROWE COMPANIES

AND WHOLLY-OWNED SUBSIDIARIES

LIST OF SUBSIDIARIES

The Company has seven wholly-owned subsidiaries:

(1) Rowe Furniture, Inc., a Virginia Corporation

(2) Rowe Properties, Inc., a California Corporation

(3) Rowe Worldwide, Inc., a US Virgin Islands Corporation

(4) Rowe Furniture Wood Products, Inc., a California corporation (formerly The Wexford Collection, Inc.)

(5) Rowe Diversified, Inc., a Delaware Corporation

(6) The Mitchell Gold Co., a North Carolina Corporation

(7) Storehouse, Inc., a Georgia Corporation